Exhibit 99.1


                          JEFFREY M. LIPTON ELECTED TO
                        BOARD OF DIRECTORS OF U. S. STEEL

     PITTSBURGH, Nov. 3, 2006 - United States Steel Corporation (NYSE:X) announced today that Jeffrey M. Lipton has been elected to the company's board of directors effective November 1, 2006, to serve as a Class III director until the next Annual Meeting of Stockholders, which is expected to be held on April 24, 2007.
     Mr. Lipton, 64, is President and Chief Executive Officer of NOVA Chemicals Corporation. He joined NOVA Chemicals in 1994 as Senior Vice President and Chief Financial Officer and was elected to his current position in 1998. Mr. Lipton graduated from Rensselaer Polytechnic Institute with a Bachelor of Chemical Engineering degree and obtained an MBA from Harvard University. Prior to joining NOVA Chemicals, he was employed by E. I. DuPont for almost 30 years.
     In addition to serving as a director of NOVA Chemicals, Mr. Lipton serves as chairman of the board of Trimeris, Inc. and as a director of Hercules Incorporated. He is chairman of the board of directors of the American Chemistry Council and serves as past chairman of the board of the Society of Chemical Industry, America Section.